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                                                                      Exhibit 15



C-COR.net Corp.
State College, Pennsylvania


Ladies and Gentlemen:

     Re: Registration Statement on Form S-8 for the C-COR.net Corp. Stock Option Plan (For Employees of MobileForce Technologies, Inc.)

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated January 15, 2001 and April 12, 2001 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


                                 Very truly yours,

                                 /s/ KPMG LLP



State College, Pennsylvania
May 18, 2001